Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537 6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2010 FIRST QUARTER RESULTS

Somerset, N.J. – November 12, 2009 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industry, announced its financial results for the first fiscal quarter ended September 30, 2009. Catalent recognized net revenue of $415.6 million and a loss from continuing operations of ($272.5) million for the quarter then ended. EBITDA and Adjusted EBITDA as detailed in the attached schedules for the twelve months ended September 30, 2009, were ($246.4) million and $293.7 million, respectively. Adjusted EBITDA for the first quarter was $70.3 million, an increase of $16.3 million, or 30%, as compared to prior year. EBITDA and Adjusted EBITDA are defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “First quarter financial performance represents a significant improvement over the prior year quarter. At constant currency, revenue and gross margin were up approximately 5% and 22%, respectively. Of note, we were able to increase revenue while simultaneously decreasing manufacturing indirect/overhead costs and SG&A spending. The combination of these factors led to all of our reporting segments achieving EBITDA increases as compared to prior year. Our improved financial performance was a direct result of actions taken within the last seven months to reorganize and upgrade our senior management team and organizational structure, which was supported by the collective efforts of all Catalent employees to contain costs and focus on achieving operating excellence and improved quality on behalf of our customers.”

Matthew Walsh, Catalent’s Chief Financial Officer, stated, “Aligned with the changes in our organizational structure, during the first quarter we revised our segment reporting to include a new, fourth reporting segment named “Development and Clinical Services.” This new segment combines the service-oriented businesses which were formerly contained within the Packaging Services and Sterile Technologies segments. These reporting segments still exist, but are now smaller and more closely identified with manufacturing technology platforms. The other significant reporting event for the first quarter was a non-cash charge of $244 million related to goodwill and other asset impairments. Some of this was required in the expansion to four reporting segments, though the majority was due to more tempered expectations about long-term growth within Sterile Technologies specifically related to our blow-fill-seal technology platform. This non-cash charge does not impact operating cash flow, which more than tripled as compared to the prior year quarter. We continue to operate with significant available liquidity, $395 million at quarter end, which provides us with ample flexibility to pursue our growth initiatives.”

Results of Operations – First Fiscal Quarter Ended September 30, 2009

Net revenue for the fiscal quarter ended September 30, 2009 was $415.6 million, a decrease of $1.5 million compared to $417.1 million for the same period of fiscal year 2009. The stronger U.S. dollar unfavorably impacted our revenue by approximately 5%, or $20.6 million. Excluding the impact of foreign exchange rates, net revenue increased by $19.1 million, or 5%, primarily due to an increase in demand within our Oral Technologies, Development and Clinical Services, and Sterile Technologies segments. Excluding the impact of foreign exchange translation, Oral Technologies revenue increased $10.9 million, or 5%, driven by an increase in demand for controlled release products as well as increased volumes for our Zydis® fast-dissolve technology platform. Revenue from Development and Clinical Services increased $5.4 million, or 14%, on a constant currency basis due to increased demand for Clinical Services at our European facilities. Revenue from our Sterile Technologies segment increased by $4.5 million, or 8%, on a constant currency basis relative to the same period of fiscal year 2009 due to favorable price and product mix for seasonal flu vaccinations at our Belgium, pre-filled syringe facility. Packaging Services revenue declined $2.9 million, or 3%, excluding the impact of foreign exchange translation, due to a decrease in demand for printed components at our North American facilities.

Gross margin of $105.2 million increased $14.1 million, or 15%, compared to the same period of fiscal year 2009. Excluding the impact of foreign exchange translation of approximately 6% or $5.8 million, gross margin increased by $19.8 million, or 22%. This increase was primarily driven by the revenue increases experienced in Oral Technologies, Development and Clinical Services, and Sterile Technologies as discussed above. Also contributing to the gross margin improvement, were significant fixed manufacturing cost reductions, which when compared to the first quarter of the prior year, were down approximately 6%, excluding the impact of foreign exchange translation.

Selling, general and administrative (“SG&A”) expenses of $70.5 million in the first quarter of fiscal 2010 decreased by approximately 4%, or $3.1 million, compared to the same period of fiscal year 2009. The stronger U.S. dollar decreased our SG&A expenses by approximately $2.3 million, or 3%, compared to the same period of the prior year. Excluding the impact of foreign exchange rates, SG&A expenses decreased approximately 1%, or $0.8 million, as compared to the same period in the prior year as a result of expense reduction programs implemented prior to, and during, the first quarter of fiscal 2010.

EBITDA from continuing operations for the first quarter of ($208.3) million decreased $309.3 million from the prior fiscal year primarily due to the $244.0 million non-cash impairment charge recorded in the current year, and an increase in Other Expense of $76.8 million as a result of non-cash, unrealized foreign currency translation gains recorded in the prior fiscal year on our Euro-denominated long-term debt. Adjusted EBITDA of $70.3 million for the first quarter of fiscal 2010, increased by approximately $16.3 million, or 30%, compared to the same period of fiscal year 2009. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies EBITDA increased $6.1 million, or 14%, due primarily to the revenue increases discussed above. Development and Clinical Services EBITDA increased $4.5 million compared to the same period of the prior fiscal year due to an increase in customer demand for Clinical Services at several European facilities and the benefit of lower overhead spending. Within Packaging Services, EBITDA increased $2.0 million, or 48%, due to incrementally strengthening demand for Commercial Packaging at our North American and European facilities augmented by the impact of cost reduction programs, partially offset by weakening demand within Printed Components. Sterile Technologies EBITDA increased $0.9 million, or 9%, due to favorable price and product mix for seasonal flu vaccinations at our Belgium, pre-filled syringe facility and reduced manufacturing indirect overhead expenses.

Adjusted EBITDA of $293.7 million for the twelve months ended September 30, 2009 increased $16.3 million compared with the twelve month period ended June 30, 2009, primarily due to improved operating performance as described above.

Non-GAAP Financial Matters

Use of EBITDA and Adjusted EBITDA

In addition to disclosing financial results that are determined in accordance with GAAP, Catalent discloses EBITDA and Adjusted EBITDA, which are non-GAAP measures. You should not consider EBITDA or Adjusted EBITDA as an alternative to operating or net earnings, determined in accordance with GAAP, as an indicator of Catalent’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity. EBITDA is calculated by the sum of earnings before interest, taxes, depreciation and amortization.

We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use EBITDA for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense.

The Company’s credit facilities and the indentures governing the outstanding notes have certain covenants that use ratios utilizing a measure referred to as Adjusted EBITDA. The supplementary adjustments to EBITDA to derive Adjusted EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings that may be made with the SEC than as presented in this release, or not be presented at all. The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net (loss)/earnings from continuing operations. Included in this release is a reconciliation of net (loss)/earnings from continuing operations to EBITDA and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on November 12, 2009, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,200 people at 30 facilities worldwide and generated more than $1.7 billion in Fiscal 2009 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended Sept 30,	Quarter Ended Sept 30,	Increase / (Decrease)
	2009	2008	$	%
Net revenue	415.6	417.1	(1.5)	-0.4%
Cost of products sold	310.4	326.0	(15.6)	-4.8%

Gross margin	105.2	91.1	14.1	15.5%
Selling, general and administrative expenses	70.5	73.6	(3.1)	-4.2%
Impairment charges and (gain)/loss on sale of assets	244.0	0.1	243.9	N.M.
Restructuring and other special items	2.6	2.6	—	0.0%

Operating earnings	(211.9)	14.8	(226.7)	N.M.
Interest expense, net	40.6	48.3	(7.7)	-15.9%
Other (income)/expense, net	30.6	(46.2)	76.8	N.M.

Earnings/(loss) from continuing operations before income taxes and minority interest	(283.1)	12.7	(295.8)	N.M.
Income tax expense/(benefit)	(10.6)	(7.3)	(3.3)	45.2%

Earnings/(loss) from continuing operations	(272.5)	20.0	(292.5)	N.M.
Loss from discontinued operations, net of tax	(1.0)	(3.5)	2.5	-71.4%

Net earnings/(loss)	(273.5)	16.5	(290.0)	N.M.
Less: Net earnings/(loss) attributable to noncontrolling interest	(1.8)	(1.8)	—	0.0%

Net earnings/(loss) attributable to Catalent	(271.7)	18.3	(290.0)	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended Sept 30,	Quarter Ended Sept 30,	Increase / (Decrease)
	2009	2008	$	%
Oral Technologies
Net revenue	234.5	237.2	(2.7)	-1.1%
Segment EBITDA	47.6	44.1	3.5	7.9%
Sterile Technologies
Net revenue	61.5	58.7	2.8	4.8%
Segment EBITDA	10.5	10.2	0.3	2.9%
Packaging Services
Net revenue	89.2	95.2	(6.0)	-6.3%
Segment EBITDA	5.6	4.1	1.5	36.6%
Development & Clinical Services
Net revenue	40.4	37.6	2.8	7.4%
Segment EBITDA	5.8	2.0	3.8	N.M.
Inter-segment revenue elimination	(10.0)	(11.6)	1.6	-13.8%
Unallocated Costs	(277.8)	40.6	(318.4)	N.M.
Combined Total
Net revenue	415.6	417.1	(1.5)	-0.4%
EBITDA	(208.3)	101.0	(309.3)	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months	Quarter Ended	Twelve Months
	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	Ended June 30, 2009	September 30, 2009	Ended Sept 30, 2009
Earnings/(loss) from continuing operations (1) (2)	21.8	(96.2)	(193.9)	(4.6)	(272.9)	(270.7)	(565.4)
Interest expense, net	48.3	49.9	42.0	41.4	181.6	40.6	173.9
Income tax (benefit)/provision	(7.3)	6.9	3.8	13.4	16.8	(10.6)	13.5
Depreciation and amortization	38.2	37.8	28.1	33.3	137.4	32.4	131.6

EBITDA	101.0	(1.6)	(120.0)	83.5	62.9	(208.3)	(246.4)
Equity compensation	1.4	1.0	0.3	(2.9)	(0.4)	(1.1)	(2.8)
Impairment charges and (gain)/loss on sale of assets	0.1	(0.1)	192.6	2.7	195.2	244.0	439.1
Restructuring and special items	2.6	1.9	7.7	8.0	20.2	2.6	20.2
Other non-recurring items	3.5	1.1	2.0	0.6	7.2	0.1	3.8
Unrealized fx loss(gain) (included in other, net) (1)	(59.2)	63.9	(11.6)	(11.8)	(18.7)	31.1	71.6
Other adjustments	2.1	(0.3)	3.7	(4.7)	0.8	(0.6)	(1.9)
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0

Subtotal (1)	54.0	68.4	77.2	77.7	277.4	70.3	293.7
Estimated cost savings					—		—

Adjusted EBITDA	54.0	68.4	77.2	77.7	277.4	70.3	293.7

(1)

The first quarter of fiscal 2009 was charged the amount of $51.5 million for the non-cash unrealized foreign currency gains/losses relating to euro-denominated notes and term loan, included in other expense, net. Beginning with the second quarter of fiscal 2009, these gains/losses are included in other comprehensive income on the balance sheet.

(2)

Effective July 1, 2009 we adopted an accounting standard which modified the presentation of earnings/(loss) attributable to noncontrolling interest on the Company’s Consolidated Statement of Operations. Accordingly, the quarter ended September 30, 2009, earnings/(loss) from continuing operations excludes a $1.8 million loss attributable to noncontrolling interests in order to maintain comparability with prior period as reported amounts.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	September 30, 2009	June 30, 2009
ASSETS
Current assets:
Cash and equivalents	70.0	63.9
Trade receivables, net	250.5	252.4
Inventories, net	179.7	182.0
Prepaid expenses and other	92.8	89.5
Assets held for sale from discontinued operations	18.1	18.2

Total current assets	611.1	606.0
Property and equipment, net	781.4	810.4
Other non-current assets, including intangible assets	1,508.6	1,715.4

Total assets	2,901.1	3,131.8

LIABILITIES and SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	48.3	64.2
Accounts payable	115.9	127.0
Other accrued liabilities	226.7	192.7
Liabilities from discontinued operations	6.2	6.2

Total current liabilities	397.1	390.1
Long-term obligations, less current portion	2,306.1	2,283.1
Other non-current liabilities	383.1	378.1
Commitments and contingencies
Total shareholder’s equity	(185.2)	80.5

Total liabilities and shareholder’s equity	2,901.1	3,131.8

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008
Cash flows from operating activities
Net cash provided by/(used in) operating activities from continuing operations	48.5	14.1
Net cash provided by/(used in) operating activities from discontinued operations	(0.2)	0.7

Net cash provided by/(used in) operating activities	48.3	14.8

Cash flows from investing activities
Proceeds from sale of assets	—	0.9
Additions to property and equipment	(21.1)	(15.8)

Net cash provided by/(used in) investing activities from continuing operations	(21.1)	(14.9)
Net cash provided by/(used in) investing activities from discontinued operations	—	(0.4)

Net cash provided by/(used in) investing activities	(21.1)	(15.3)

Cash flows from financing activities
Net change in short term borrowings	(1.6)	1.3
Repayments of revolver credit facility	(15.0)	(25.0)
Borrowings from revolver credit facility	—	25.0
Reduction of long term obligations	(5.8)	(5.5)

Net cash provided by/(used in) financing activities from continuing operations	(22.4)	(4.2)
Net cash provided by/(used in) financing activities from discontinued operations	—	—

Net cash provided by/(used in) financing activities	(22.4)	(4.2)

Effect of foreign currency translation on cash	1.3	(4.3)
Net increase/(decrease) in cash and equivalents	6.1	(9.0)
Cash and equivalents at beginning of period	63.9	72.4

Cash and equivalents at end of period	70.0	63.4